Exhibit 10.1

FORWARD PURCHASE AGREEMENT CONFIRMATION AMENDMENT

THIS FORWARD PURCHASE AGREEMENT CONFIRMATION AMENDMENT, dated as of August 29, 2024 (this “Amendment”), is entered into by and among (i) Meteora Capital Partners, LP (“MCP”) (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”) and (iii) Meteora Strategic Capital, LLC (“MSC”) (with MCP, MSTO and MSC collectively as “Seller”) and (iv) Honeycomb Battery Company, an Ohio corporation (“STI” or “Target”). Following the completion of the Business Combination, Target became a wholly-owned subsidiary of Nubia Brand International Corp., a Delaware corporation (“NUBI”), which was renamed Solidion Technology, Inc.

Reference is hereby made to the OTC Equity Prepaid Forward Transaction, dated as of Decmber 13, 2023 (as may be amended from time to time, the “Confirmation”), by and between Seller, NUBI and STI. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Confirmation.

On February 2, 2024, STI and NUBI completed the Business Combination, and accordingly, the Seller delivered a Pricing Date Notice to commence the Transaction.

1.	Amendment: The parties hereto agree to amend the Confirmation as follows:

a.	The Section titled “Prepayment Shortfall” shall be deleted in its entirety and replaced with the following:

Prepayment Shortfall:

An amount in USD equal with respect to the Recycled Shares to 0.50% of the product of the Number of Shares and the Initial Price, with such Prepayment Shortfall resulting from the Recycled Shares to be retained by Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount). With respect to the Additional Shares, amounts to be requested in writing from time to time by Counterparty (each an “Additional Shortfall Request”) in increments of $500,000 (such amount in the aggregate not to exceed (x) the number of Additional Shares multiplied by (y) the Initial Price), and Seller shall pay the Prepayment Shortfall on the Additional Shares on the earlier of (a) the date that the Commission declares the Registration Statement effective (the “Registration Statement Effective Date”) and (b) the first OET Date; provided, however, that Additional Shortfall Requests shall only be made, unless waived in writing by the Seller, in the event that (i) there is no Prepayment Shortfall outstanding, (ii) the VWAP Price over the ten (10) trading days prior to an Additional Shortfall Request multiplied by the then current Number of Shares (excluding unregistered shares) held by Seller less Shortfall Sale Shares be at least ten (10) times greater than the Additional Shortfall Request and (iii) at the time that such Prepayment Shortfall would be paid by the Seller, the total value traded in Counterparty’s stock, as reported on the relevant Bloomberg Screen, be at least ten (10) times greater than the Additional Prepayment Shortfall request.

b.	The Section titled “Prepayment Shortfall Consideration” shall be deleted in its entirety and replaced with the following:

Prepayment Shortfall Consideration:	Seller in its sole discretion may sell Recycled Shares and Additional Shares at any time following the Trade Date and at any sales price, without payment by Seller of any Early Termination Obligation (as defined below), until such time as the proceeds from such sales equal 120% of the Prepayment Shortfall (as set forth under Shortfall Sales below) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A (a) sale of Shares is only a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered hereunder, and (b) sale of Recycled Shares or Additional Shares is only an Optional Early Termination, subject to the terms and conditions herein applicable to Terminated Shares, when an OET Notice (as defined below) is delivered hereunder, in each case the delivery of such notice in the sole discretion of the Seller (as further described in Sections “Optional Early Termination” and “Shortfall Sales”). For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, Shortfall Sale Shares shall not be included in the Number of Shares for purposes of calculating the Settlement Amount.

c.	The Section titled “Shortfall Sales” shall be deleted in its entirety and replaced with the following:

Shortfall Sales:

From time to time and on any date following the Trade Date (any such date, a “Shortfall Sale Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, at any sales price, sell Shortfall Sale Shares, and in connection with such sales, Seller shall provide written notice to Counterparty (the “Shortfall Sale Notice”) no later than the later of (a) the fifth Local Business Day following the Shortfall Sales Date and (b) the first Payment Date after the Shortfall Sales Date, specifying the quantity of the Shortfall Sale Shares and the allocation of the Shortfall Sale Proceeds. Seller shall not have any Early Termination Obligation in connection with any Shortfall Sales. Without Seller’s prior written consent, the Counterparty covenants and agrees not to issue, sell or offer or agree to sell any Shares, or securities or debt that is convertible, exercisable or exchangeable into Shares, including under any existing or future equity line of credit, beginning from the date hereof until the earlier of (i) the Valuation Date and (ii) the date the Shortfall Sales equal 120% of the total potential Prepayment Shortfall, including with respect to Additional Shares; provided, however, that nothing in the foregoing covenant shall prohibit (i) the issuance of any securities issued or assume in connection with the Business Combination or (ii) repricing of Counterparty’s warrants in connection with the closing of the Business Combination.

Unless and until the proceeds from Shortfall Sales equal 120% of the Prepayment Shortfall, in the event that the product of (x) the difference between (i) the number of Shares as specified in the Pricing Date Notice(s), less (ii) any Shortfall Sale Shares as of such measurement time, multiplied by (y) the VWAP Price, is less than (z) the difference between (i) the Prepayment Shortfall, less (ii) the proceeds from Shortfall Sales as of such measurement time (the “Shortfall Variance”), then the Counterparty, as liquidated damages in respect of such Shortfall Variance, at its option shall within five (5) Local Business Days either:

(A) Pay in cash an amount equal to the Shortfall Variance; or

(B) Issue and deliver to Seller such number of additional Shares that are equal to (1) the Shortfall Variance, divided by (2) 90% of the VWAP Price (the “Shortfall Variance Shares”).

In the event that the Counterparty issues and delivers to Seller Shortfall Variance Shares, within thirty calendar days of such issuance and delivery, Counterparty shall use its reasonable best efforts to file (at Counterparty’s sole cost and expense) with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement registering the resale of all shares held by the Seller, including the Recycled Shares (the “Shortfall Variance Registration Statement”), and have the Shortfall Variance Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earliest of (i) the 60th calendar day (or 105th calendar day if the Commission notifies the Counterparty that it will “review” the Shortfall Variance Registration Statement) following the issuance and delivery of the Shortfall Variance Shares and (ii) the 5th Local Business Day after the date the Counterparty is notified (orally or in writing, whichever is earlier) by the Commission that such Shortfall Variance Registration Statement will not be “reviewed” or will not be subject to further review. Upon notification by the Commission that the Shortfall Variance Registration Statement has been declared effective by the Commission, within two Local Business Days thereafter, the Counterparty shall file the final prospectus under Rule 424 of the Securities Act of 1933, as amended containing a “plan of distribution” reasonably agreeable to Seller. Counterparty shall not identify Seller as a statutory underwriter in the Registration Statement unless requested by the Commission. The Counterparty will use its reasonable best efforts to keep the Shortfall Variance Registration Statement covering the resale of the shares as described above continuously effective (except for customary blackout periods, up to twice per year and for a total of up to 15 calendar days (and not more than 10 calendar days in an occurrence), if and when the Counterparty is in possession of material non-public information the disclosure of which, in the good faith judgment of the Counterparty’s board of directors, would be prejudicial, and the Counterparty agrees to promptly notify Seller of any such blackout determination) until all such shares have been sold or may be transferred without any restrictions including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2) or the volume and manner of sale limitations under Rule 144 under the Securities Act; provided that Counterparty covenants and agrees to make all necessary filings, amendments, supplements and submissions in furtherance of the foregoing, including to register all of Seller’s Shares for resale; provided that it shall be a (“Shortfall Variance Registration Failure”) if (a) the Shortfall Variance Registration Statement covering all of the shares described above in this section is not declared effective after the 60th calendar day (or 105th calendar day if the Commission notifies the Counterparty that it will “review” the Shortfall Variance Registration Statement) after the issuance and delivery of the Shortfall Variance Shares) or (b) the Shortfall Variance Registration Statement after it is declared effective ceases to be continuously effective (subject to the blackout periods as indicated above) as set forth in the preceding sentence for more than 15 consecutive calendar days. Seller will promptly deliver customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent in connection with the Shortfall Variance Registration Statement, including those related to selling shareholders and to respond to comments by the staff of the Commission. If requested by Seller, the Counterparty shall within five (5) Local Business Days of receipt of such request, subject to receipt of a legal opinion of Counterparty’s counsel, instruct its transfer agent to remove any restrictive legend with respect to transfers under the Securities Act from any and all Shares held by Seller if (1) the Shortfall Variance Registration Statement is and continues to be effective under the Securities Act, (2) such Shortfall Variance Shares are sold or transferred pursuant to Rule 144 under the Securities Act (subject to all applicable requirements of Rule 144 being met), or (3) such Shortfall Variance Shares are eligible for sale under Rule 144, without the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Shortfall Variance Shares and without volume or manner-of-sale restrictions; provided that Seller shall have timely provided customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent in connection therewith. Any fees (with respect to the transfer agent, Counterparty’s counsel or otherwise) associated with the issuance of any legal opinion required by the Counterparty’s transfer agent or the removal of such legend shall be borne by the Counterparty.

Any Shortfall Variance Shares shall constitute Shortfall Shares, and the sale of such Shortfall Variance Shares after the Shortfall Variance Registration Statement is declared effective by the Commission shall be a Shortfall Sale. If the Shortfall Variance has not been paid in cash by the Counterparty, and after the sale of all Shortfall Variance Shares, the proceeds from all Shortfall Sales, including the Shortfall Variance Shares, is less than 100% of the Prepayment Shortfall, then there will be another Shortfall Variance, calculated in accordance with this provision, and the Counterparty shall address such Shortfall Variance as provided for by this provision. This shall continue until such time as the proceeds from all Shortfall Sales equal 100% of the Prepayment Shortfall or the Counterparty shall have paid any Shortfall Variance in cash.

With respect to the forgoing and any issuance of Shortfall Variance Shares, the Counterparty shall not issue any Shortfall Variance Shares pursuant to this provision to the extent that after giving effect thereto, the aggregate number of Shares that would be issued pursuant to this provision would exceed 19.99% of the Shares that are issued and outstanding immediately prior to such issuance, which number of shares shall be (i) reduced, on a share-for-share basis, by the number of Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated hereby under applicable rules of the Exchanges and (ii) appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction that occurs after the date of this Confirmation (such maximum number of shares, the “Exchange Cap”), unless and until the Counterparty elects to solicit stockholder approval of the issuance of the Shortfall Variance Shares as contemplated hereby, and the stockholders of the Counterparty have in fact approved the issuance of the Shortfall Variance Shares as contemplated hereby in accordance with the applicable rules of the Exchanges. In the event that there is an Exchange Cap, if the Counterparty does not elect to solicit stockholder approval and obtain such stockholder approval in accordance with the applicable rules of the Exchanges, then the Counterparty will pay the Shortfall Variance in cash.

d.	The Section titled “Share Consideration” shall be deleted in its entirety and replaced with the following:

Share Consideration:	In addition to the Prepayment Amount, Counterparty paid directly from the Trust Account, on the Prepayment Date, an amount equal to the product of (x) 200,000 and (y) the Initial Price. The Shares purchased with the Share Consideration (the “Share Consideration Shares”) shall be incremental to the Maximum Number of Shares, shall not be included in the Number of Shares in this Transaction, and the Seller and the Share Consideration Shares shall be free and clear of all obligations with respect to the Seller and such Share Consideration Shares in connection with this Confirmation. Additionally, upon the execution of this Amendment, Seller shall be entitled to designate a certain number of Additional Shares as Share Consideration equal to 2,850,000 Shares.

e.	The Section titled “VWAP Trigger Event” shall be deleted in its entirety and replaced with the following:

VWAP Trigger Event:	An event that occurs if the VWAP Price, for any 10 trading days during a 30 consecutive trading day-period, is below $2.00 per Share.

2.	Forbearance. Upon the execution of this Amendment, Seller agrees to temporarily forbear from exercising any rights under the Confirmation upon any Shortfall Variance Registration Failure, VWAP Trigger Event, or Registration Failure that has occurred or may occur pursuant to the terms of the Confirmation (the “Valuation Date Events”) during the period (the “Standstill Period”) beginning on the Pricing Date and ending on December 31, 2024. Counterparty acknowledges that Seller is not waiving any of its rights with respect to the Valuation Date Events but is simply agreeing to forbear from exercising the Valuation Date Events pursuant to the terms herein. Without limiting the generality of the foregoing, and except to the extent set forth herein, Counterparty acknowledges and agrees that immediately upon expiration of the Standstill Period, if any Valuation Date Events have occurred, Seller has all of its rights with respect to such Valuation Date Events to the same extent, and with the same force and effect, as if the forbearance had not occurred.

3.	Meteora Shares Registration. In addition to all registration rights provided under the Confirmation, upon the execution of this Amendment, Solidion Technology, Inc. (“Solidion”), within twenty (20) business days, shall file with the Commission (at Solidion’s sole cost and expense) a registration statement registering the resale of the Additional Shares and Share Consideration (collectively, the “Meteora Shares”). Solidion shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in any event no later than sixty calendar days after the date hereof. Furthermore, Solidion agrees no other shares shall be registered before the Meteora Shares, though other shares may be registered concurrently with the Meteora Shares on the same resale registration statement.

4.	Dismissal of the Action with Prejudice. Concurrently with the execution of this Amendment, the Parties shall sign and cause to be filed a joint stipulation for dismissal with prejudice of the Action (as defined below) (the “Stipulation”). In consideration for the Stipulation, Solidion shall pay Seller’s reasonable and documented attorney’s fees in an amount up to $65,000 related to any legal work performed by Seller’s legal advisors relating to Solidion on behalf of Seller. In the event Solidion fails to effectuate the issuance and delivery of the Meteora Shares or comply with its obligations under Section 3 above, Seller shall be entitled to seek enforcement of the Confirmation against Target or Solidion. “Action” means (i) the Complaint for Specific Performance and Money Damages filed July 16, 2024 thereby initiating Case No. 2024-0752-LWW Meteora Capital Partners, LP v. Solidion Technology, Inc. in the Court of Chancery of the State of Delaware and (ii) the Motion for Default Judgment filed by Seller related to such complaint on August 13, 2024.

5.	Further Issuance. Following the issuance, registration and delivery of the Meteora Shares as described herein, Seller agrees Counterparty shall not be under the obligation to issue additional Share Consideration or Additional Shares. For the avoidance of doubt, the Counterparty may validly elect pursuant to clause (y) of Settlement Amount Adjustment to pay the Settlement Amount Adjustment in cash notwithstanding any minimum amount of cash or cash equivalents the Counterparty may have on hand at the time of such election.

6.	Leak-Out. Seller, from the date hereof until thirty (30) days following the effectiveness of the resale registration statement registering the Meteora Shares, agrees to limit sales of the Meteora Shares to no more than 10% of the daily trading volume of STI, except on trading days when more than 7,000,000 shares are traded.

7.	No Other Amendments. All other terms and conditions of the Confirmation shall remain in full force and effect and the Confirmation shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

8.	Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

9.	Ratification. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Confirmation and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Confirmation are ratified and confirmed and continue in full force and effect. All parties hereby agree that the Confirmation and Prior Amendments, as amended by this Amendment, shall continue to be legal, valid, binding and enforceable in accordance with their terms.

10.	THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

METEORA STRATEGIC CAPITAL, LLC;

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP; AND

METEORA CAPITAL PARTNERS, LP

By:	/s/ Vik Mittal
	Name:	Vik Mittal
	Title:	Managing Member

SOLIDION TECHNOLOGY, INC. f/k/a HONEYCOMB BATTERY COMPANY

By:	/s/ Jaymes Winters
	Name:	Jaymes Winters
	Title:	Chief Executive Officer
	Date:	August 29, 2024